EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-200677 on Form S-8 of our reports dated July 9, 2015, relating to the consolidated financial statements and financial statement schedule of School Specialty, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of the Company for the year ended April 25, 2015.

/s/ Deloitte & Touche LLP

Milwaukee, Wisconsin

July 9, 2015